EXHIBIT 12

Household Finance Corporation and Subsidiaries

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                          Three months ended
                                                                   March 31,
(In millions)                                       2002                2001
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Net income                                     $   401.2           $   301.3
Income taxes                                       199.7               161.6
                                           --------------      --------------

Income before income taxes                         600.9               462.9
                                           --------------      --------------

Fixed charges:
      Interest expense (1)                         708.1               844.1
      Interest portion of rentals (2)               13.3                12.0
                                           --------------      --------------

Total fixed charges                                721.4               856.1
                                           --------------      --------------

Total earnings as defined                      $ 1,322.3           $ 1,319.0
                                           ==============      ==============

Ratio of earnings to fixed charges                  1.83                1.54
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(1)  For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.